Exhibit 99.2

FIRST AMENDMENT

TO THE

HUMANA RETIREMENT AND SAVINGS PLAN

As Amended and Restated January 1, 2008

This First Amendment to the Humana Retirement and Savings Plan (“Plan”), which was originally adopted by Humana Inc. on March 1, 1976, and most recently amended and restated effective January 1, 2008, amends and modifies the Plan pursuant to Article 15, effective January 1, 2010, unless otherwise specified, to implement certain Plan design changes as follows (additions bold underlined and deletions struck though):

A.

The Plan is amended by revising Section 2.1(b) to provide as follows:

(b) Eligibility of Rehired Employees. A Participant who experiences a Termination of Employment and is rehired shall be eligible to participate in the Plan based upon his Years of Service credited as follows:

(1) A Participant eligible to make or receive contributions as provided in Section 2.1(a) who incurs a Termination of Employment and again becomes an Employee with an Employer shall become a Participant for purposes of making or receiving such contributions for which he was eligible on the date of his Termination of Employment, effective as of the date of the Employee’s rehire.

(2) An Employee who has incurred a Termination of Employment without becoming eligible to receive Retirement Contributions to his Retirement Account and who again becomes an Employee with an Employer shall become a Participant for purposes of receiving such contributions as provided in Section 2.1(a)(3) based upon the Employee’s Years of Service credited under Section 2.1(c) .

~~Solely for the purpose of this Section 2.1(b), the term Termination of Employment shall include retirement on or after Early or Normal Retirement Date and termination because of Disability.~~

B.

The Plan is amended by revising Section 3.1(a) to provide as follows:

(a) Eligibility. An Employer shall make a Retirement Contribution to the Trust for each Plan Year for each eligible Participant who during such Plan Year either (i) was actively employed by an Employer on that Employer’s last business day of the Plan Year, (ii) died while actively employed by the Employer, (iii) became Disabled while actively employed by the Employer (as determined by the Plan Administrator), or (iv) retired from active employment with the Employer on or after his ~~Early~~Normal Retirement Date.

C.

The Plan is amended by revising Section 5.3 to provide as follows:

5.3	FULL VESTING EVENTS.

Notwithstanding the provisions of Section 5.2, a Participant shall be entitled to 100% of the value of his Matching Contribution Account and After-Tax Account attributable to Prior Matching Contributions, including the proportionate share of the net gains or losses on such contributions, regardless of his Years of Service upon any of the following dates occurring while the Participant is actively employed by an Employer: (i) the Participant’s ~~55th birthday~~Normal Retirement Date; (ii) the date the Participant becomes Disabled, as determined by the Plan Administrator; or (iii) the Participant’s date of death. For purposes of clauses (ii) and (iii), a Participant who becomes Disabled or dies while performing Qualified Military Service shall be deemed to be actively employed by an employer on the date of such Disability or death. A Participant who is 100% vested in the value of his Matching Contributions Account and After-Tax Account attributable to Prior Matching Contributions, including the proportionate share of the net gains or losses on such contributions, on December 31, 2009 shall be 100% vested in the value of his Matching Contributions Account and After-Tax Account attributable to Prior Matching Contributions, including the proportionate share of the net gains or losses on such contributions, made to the Plan on or after January 1, 2010.

D.

The Plan is amended by revising the cross-reference to Section 6.2(b) in Section 5.4(b) to refer to Section 6.2(a).

E.

The Plan is amended by revising Section 6.2(a) and (b) to provide as follows:

(a) Distributions Upon Termination of Employment. Subject to the cash-out provisions of Section 6.5 and the minimum distribution rules of section 401(a)(9) of the Code and Section 6.2(d), a Benefit distributable upon Termination of Employment (other than by reason of death, Disability, or retirement on or after the Participant’s Normal Retirement Date) shall be distributed or distribution shall commence as soon as reasonably and administratively practicable following such termination and receipt of the terminated Participant’s distribution election in the form and manner prescribed by the Plan Administrator. Effective January 1, 2009, and solely for purposes of this Section 6.2(~~b~~a), a Participant on leave for Qualified Military Service for a period of at least 30 days shall be deemed to have Termination of Employment to the extent required under Code Section 414(u)(12).

(b) Distributions Upon Retirement or Disability. Subject to the cash-out provisions of Section 6.5 and the minimum distribution rules of section 401(a)(9) of the Code and Section 6.2(d), a~~A~~ Benefit distributable to a Participant who retires on or after his ~~Early~~Normal Retirement Date, or who becomes Disabled shall be distributed, or distribution shall commence, as soon as reasonably and administratively practicable following the Participant’s retirement or Disability at such time as the ~~Participant may elect, subject, however, to the minimum distribution rules of section 401(a)(9) of the Code and Section 6.2(d)~~date the Participant retires on or after his Normal Retirement Date or becomes Disabled and receipt of the retired or Disabled Participant’s distribution election in the form and manner prescribed by the Plan Administrator.

F.

The Plan is amended by revising Section 17.3 to provide as follows:

17.3	EMPLOYEE CREDIT FOR SERVICES WITH RELATED EMPLOYER.

An Employee who transfers employment from a Related Employer to an Employer shall receive credit for prior service with such Related Employer for the purposes of ~~eligibility and vesting~~determining Years of Service and Years of Retirement Service.

G.

The Plan is amended by revising Section 20.18 as follows:

20.18	DISTRIBUTABLE EVENT.

A Participant’s ~~retirement, death, Disability, or other~~ Termination of Employment following which the Participant’s vested Benefit may be distributed or distribution of such may be commenced.

H.

The Plan is amended by deleting Section 20.19, the definition of Early Retirement Date, in its entirety, renumbering the remaining Sections in Article 20, and revising the definition of Normal Retirement Date (current Section 20.42 renumbered as Section 20.41) to provide as follows:

20.41	NORMAL RETIREMENT DATE.

The first day of the month coincident with or immediately following the ~~Participant’s 65th birthday~~.date on which all of the following shall have occurred:

(a)	The Participant has completed five Years of Retirement Service;

(b)	The Participant has reached at least age 55; and

(c)	The Participant’s age plus Years of Retirement Service equals or exceeds 65.

I.

The Plan is amended by revising the definition of Termination of Employment (current Section 20.65 renumbered as Section 20.64) to provide as follows:

20.64	TERMINATION OF EMPLOYMENT

The termination of a Participant’s employment with an Employer, whether voluntary or involuntary, ~~other than by reason of~~including (i) retirement on or after the Participant’s ~~Early or~~ Normal Retirement Date, (ii) termination from employment resulting from Disability, or (iii) death. ~~A Participant’s change in status from an Employee to a Leased Employee shall not be deemed a Termination of Employment.~~ Effective January 1, 2009, for purposes of Section 6.2(~~b~~a), a Participant on leave for Qualified Military Service for a period of at least 30 days shall be deemed to have Termination of Employment to the extent required under Code Section 414(u)(12).

J.

The Plan is amended by adding a new definition of Year of Retirement Service following current Section 20.69 (renumbered Section 20.68) as a new Section 20.69, and renumbering the remaining Sections of Article 20 accordingly, to provide as follows:

20.69	YEAR OF RETIREMENT SERVICE.

(a) Periods of Service. For purposes of determining a Participant’s Normal Retirement Date, except as provided in Section 20.69(b), a Participant shall be credited with a Year of Retirement Service for each 12-month period beginning on the date the Employee first performs an Hour of Service and continuing throughout:

(1) The period during which the Employee performs services to an Employer as an Employee;

(2) All periods of approved leave of absence in accordance with the Sponsoring Employer’s written leave of absence policy during which the Employee performs no services to an Employer as an Employee; and

(3) All periods of service with a Related Employer credited under Section 17.3.

(b) Rehire. If a Participant experiences a Termination of Employment and is later rehired by an Employer, service prior to the Termination of Employment will be included in determining a Participant’s Years of Retirement Service only if the period between the Participant’s Termination of Employment date and the date the Participant is credited with an Hour of Service is less than the lesser of:

(1) Three years; or

(2) The period of continuous service credited under Section 20.69(a) prior to the Participant’s Termination of Employment date.

K.

The Plan is amended by adding a new subsection (e) to Section 20.70, Years of Service, to provide as follows:

(e) Related Employer. Credit for services with a Related Employer shall be determined under Section 17.3.

L.

Except as specifically amended above, the Plan shall remain unchanged and, as amended above, shall remain in full force and effect.

IN WITNESS WHEREOF, Humana Inc., on the date written below, has caused this First Amendment to be duly executed and generally to be effective on the date set forth above.

HUMANA INC.

By:	/s/ James H. Bloem

Title:	Senior Vice President and Chief Financial Officer

Date:	July 22, 2009